EXHIBIT 4.2

CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES, PRIVILEGES
AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
FORTH IN THE CERTIFICATE OF INCORPORATION
OR IN ANY AMENDMENT THERETO,
OF THE
SERIES C CONVERTIBLE PREFERRED STOCK
OF
PHARMAGEN, INC.

The undersigned, Mackie Barch, does hereby certify that:

A. He is the President and Secretary of Pharmagen, Inc., a Nevada corporation (the “Corporation”).

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising Fifty Million (50,000,000) shares, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class, with no further approval by the shareholders of the Corporation necessary;

WHEREAS, the Corporation has previously designated Five Million One Hundred Thousand (5,100,000) shares of the Preferred Class as Series B “Management-Class” Convertible Preferred Stock, all of which are issued and outstanding as of the date hereof (the “Series B Preferred Stock”);

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a new series of preferred stock consisting of Five Hundred Thousand (500,000) shares and designated as the “Series C Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series C Convertible Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series C Convertible Preferred Stock as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Board” shall mean the Board of Directors of the Corporation.

1.2 “Corporation” shall mean Pharmagen, Inc., a Nevada corporation.

1.3 “Common Stock” shall mean the common stock, $0.001 par value per share, of the Corporation.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Conversion Date” shall have the meaning set forth in Section 4(c).

1.6 “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock).

1.7 “Holder” shall mean a holder of the Series C Convertible Preferred Stock.

1.8 “Original Issue Date” shall mean the date on which the first share of Series C Convertible Preferred Stock is issued by the Corporation.

1.9 “Original Issue Price” shall mean $1.00 per share for the Series C Convertible Preferred Stock.

1.10 “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.11 “Series C Convertible Preferred Stock” shall mean the Series C Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

1.12 “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 In each calendar year, the holders of the then outstanding Series C Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series C Convertible Preferred Stock simultaneously. Dividends on the Series C Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series C Convertible Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series C Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Corporation paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series C Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series C Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series C Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation; whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1 Series C Convertible Preferred Stock. The holders of each share of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series C Convertible Preferred Stock plus all declared but unpaid dividends on the Series C Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series C Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series C Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series C Convertible Preferred Stock held by each holder thereof.

3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series C Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

3.3 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series C Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Nevada and (iii) the rights contained in other Sections hereof.

3.4 Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4. Conversion Rights. The holders of Series C Convertible Preferred Stock shall have the right, but not the obligation, from time to time and in whole or in part, to convert the Series C Convertible Preferred Stock into shares of Common Stock based on one of the formulas set forth in Section 4(a) or 4(b) hereof (the selection of which formula to be used to be at the sole discretion of the holder, made at the time of each applicable conversion):

(a) Fixed Percentage Conversion of Preferred Stock. Each Fifty Thousand (50,000) shares of Series C Convertible Preferred Stock, or pro-rata portion thereof, shall be convertible into that number of fully paid and nonassessable shares of Common Stock of the Company equal to one and one one-half percent (1.5%) of the outstanding shares of Common Stock of the Company then outstanding after giving effect to the shares issued as a result of the conversion. The effect of this Section 4(a) is that the holders of the Series C Convertible Preferred Stock can acquire upon conversion, in the aggregate, fifteen percent (15%) of the then-outstanding shares of common stock of the Company.

(b) Variable Conversion of Preferred Stock. Each share of Series C Convertible Preferred Stock shall be convertible into that number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price. The “Conversion Price” shall mean 33.33% multiplied by the Market Price (defined below). “Market Price” means the average of the lowest five (5) Trading Prices (defined below) for the Company’s common stock during the ten (10) Trading Day period ending on the last complete Trading Day prior to the Conversion Date. “Trading Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) designated by the Company or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets” by OTC Markets Group, Inc. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Company and holder. “Trading Day” shall mean any day on which the Company’s common stock is tradable for any period on the OTCBB, or on the principal securities exchange or other securities market on which the common stock is then being traded.

Notwithstanding the foregoing, in no event shall any single holder of shares of Series C Convertible Preferred Stock be entitled to convert any shares of Series C Convertible Preferred Stock if the number of shares of Common Stock issuable upon the conversion would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, provided, further, however, that the limitations on conversion may be waived by any holder upon, at the election of holder, not less than 61 days’ prior notice to the Company.

(c) Procedures for Exercise of Conversion Rights. The holders of shares of Series C Convertible Preferred Stock may exercise their conversion rights as to all such shares or any party thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series C Convertible Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company (if required by the Company), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable after the Conversion Date, but not later than ten (10) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4(d) below. The holder shall be deemed to have become a shareholder of record on the Conversion Date. Upon conversion of only a portion of the number of shares of Series C Convertible Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series C Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Convertible Preferred Stock. If more than one share of Series C Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series C Convertible Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Company’s Board of Directors.

(e) Payment of Taxes for Conversions. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series C Convertible Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(f) Reservation of Common Stock. The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

(g) Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series C Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(h) Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series C Convertible Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(i) Status of Converted Preferred Stock. In case any shares of Series C Convertible Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be issuable by the Company.

5. Redemption. The Series C Convertible Preferred Stock may be redeemed by the Company on the following terms:

5.1 Redemption Right; Notice. At any time after the Issuance Date, the Company may, as determined by the Board of Directors at its sole discretion, redeem any or all of the Series C Convertible Preferred Stock by providing ten (10) Trading Days advance written notice to the holders whose shares shall be redeemed.

5.2 Redemption Price. For purposes of this Section 5, the redemption price of the Series C Convertible Preferred Stock shall be equal to Two Hundred Percent (200%) of the Original Issue Price.

5.3 Redemption Procedures.

(a) Any redemption of the Series C Convertible Preferred Stock pursuant to Section 5.1 above shall be deemed to be effective and consummated (for purposes of determining the Redemption Price and the time at which the holders shall thereafter not be entitled to deliver a Notice of Conversion for the Preferred Shares) on the Redemption Date set forth in the notice of redemption (which shall be at least thirty (30) days after the delivery of the notice of redemption, on a date chosen by the Corporation).

(b) On the effective date of a redemption of the Series C Convertible Preferred Stock as specified above, the Corporation shall deliver by wire transfer of funds the Redemption Price to the holders of the Series C Convertible Preferred Stock subject to redemption.

(c) Should any Series C Convertible Preferred Stock required to be redeemed under the terms hereof not be redeemed solely by reason of limitations imposed by law, the applicable Series C Convertible Preferred Stock shall be redeemed on the earliest possible dates thereafter to the maximum extent permitted by law.

(d) Any Notice of Conversion delivered by a holder (including delivery via facsimile) to the Company prior to the Redemption Date pursuant to Section 5.1 shall be honored by the Company and the conversion of the Series C Convertible Preferred Stock shall be deemed effected on the Conversion Date. In addition, between the effective date of a redemption pursuant to Section 5.1 above and the date the Company is required to deliver the redemption proceeds in full to the applicable holder(s), the holder may deliver a Notice of Conversion to the Company.

6. Voting Provisions. Each outstanding share of Series C Convertible Preferred Stock shall be entitled to one (1) vote per share on all matters to which the shareholders of the Company are entitled or required to vote.

Further, the holders of the outstanding Series C Convertible Preferred Stock shall have the right to appoint one (1) member to the Company’s Board of Directors, the determination of which shall be made by the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock.

7. Protective Provisions. The Corporation may not take any of the following actions without the approval of a majority of the holders of the outstanding Series C Convertible Preferred Stock: (i) effect a sale of all or substantially all of the Corporation’s assets or which results in the holders of the Corporation’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Corporation’s capital stock after the transaction, (ii) alter or change the rights, preferences, or privileges of the Series C Convertible Preferred Stock, (iii) increase or decrease the number of authorized shares of Series C Convertible Preferred Stock, or (iv) authorize the issuance of securities having a preference over or on par with the Series C Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series C Convertible Preferred Stock to be duly executed by its President and Secretary on December 16, 2013.

/s/ Mackie Barch
By:	Mackie Barch
Its:	President and Secretary